Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 28, 2008 on the financial statements of GHL Acquisition Corp. as of December 31, 2007, and for the period from November 2, 2007 (inception) to December 31, 2007, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, incorporated by reference in the registration statement on Form S-3 filed by Iridium Communications Inc. and to the reference to our firm under the heading “Experts”, to be filed on or about September 29, 2009.

/s/ Eisner LLP
New York, New York
September 29, 2009